SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PremierWest Bancorp
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PREMIERWEST BANCORP
503 Airport Road
Medford, Oregon 97504

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 20, 2001

To the shareholders of PremierWest Bancorp:

          Notice is hereby given that the annual meeting of shareholders of PremierWest Bancorp will be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Wednesday, June 20, 2001, at 1:30 p.m. for the following purposes:

(1)	To elect nine directors to serve one-year terms or until their successors are duly elected and qualified; and
(2)	To transact such other business as may properly come before the meeting or any adjournments thereof.

          Only shareholders of record at the close of business on April 28, 2001, are entitled to vote at the meeting or any adjournments thereof.

          Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying proxy statement. The officers and directors who serve you genuinely appreciate your continued interest as a shareholder in our growth and development.

May 18, 2001	BY ORDER OF THE BOARD OF DIRECTORS
/s/ Richard R. Hieb
Richard R. Hieb, Corporate Secretary

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting. It is important that your shares be represented regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and promptly return the attached proxy using the envelope provided. If you attend the meeting and you are the record holder of your shares, you may vote either in person or by your proxy. If you are the record holder of your shares, any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof. Attendance at the meeting will not, of itself, revoke a previously given proxy.

PREMIERWEST BANCORP
503 Airport Road
Medford, Oregon 97504

PROXY STATEMENT

          This proxy statement is being furnished in connection with the solicitation by the Board of Directors of PremierWest Bancorp of proxies to be used at the annual meeting of shareholders scheduled for June 20, 2001. This proxy statement and the enclosed form of proxy are being mailed to shareholders on or about May 18, 2001, together with our 2000 Annual Report to Shareholders.

          Only the holders of common stock as shown on our records as of April 28, 2001, are entitled to notice of, and to vote at, the meeting. A quorum for the purpose of transacting business requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares. An abstention from a given matter will not affect the presence of the shares as to determination of a quorum. At the close of business on April 28, 2001, there were 10,300,000 shares of common stock issued and outstanding, with each share being entitled to one vote. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not accumulate votes.

          The Board of Directors is soliciting proxies in the form enclosed. Execution of a proxy will not in any way affect a shareholder’s right to attend the meeting and vote. A proxy may be revoked by a holder of record prior to its exercise at the meeting by presenting a proxy bearing a later date or submitting a written revocation to Richard R. Hieb, Corporate Secretary, at PremierWest Bancorp, PO Box 40, 503 Airport Road, Medford, Oregon 97501, prior to commencement of the meeting, or by oral request or submission of such an instrument of revocation at the meeting if the shareholder is present at the meeting. However, a shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so. Attendance at the meeting will not, of itself, revoke a proxy.

          If your shares are held by a broker, bank or other nominee (in “street name”), you must give voting instructions to that nominee. If your shares are held in street name, you must contact the nominee holder of the shares to revoke a proxy or to change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held in street name.

          If a proxy in the enclosed form is executed and returned, the shares represented will be voted according to your instructions. If no instructions are given, the proxy will be voted FOR the election of the nominees for directors, and in the proxy holder’s discretion on any other matters that may properly come before the shareholders at the meeting.

          PremierWest Bancorp will bear the cost of this proxy solicitation. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies. In addition to solicitation of proxies by mail, we may also use officers and regular employees to solicit proxies from shareholders, either in person or by telephone, fax, or letter, without extra compensation.

BUSINESS OF THE MEETING

Agenda Item 1.     Election of Directors

          PremierWest Bancorp’s Bylaws establish the number of directors between 5 and 25, with the exact number to be fixed from time to time by resolution of the Board of Directors. Upon completion of the merger of Timberline Bancshares, Inc. with and into PremierWest Bancorp, the Board of Directors was increased to, and currently consists of, nine persons. Directors are elected by a plurality of votes, and shareholders are not entitled to accumulate votes in the election of directors.

          The Board is nominating John L. Anhorn, Thomas Becker, John A. Duke, Don L. Hilton, Dennis N. Hoffbuhr, Patrick G. Huycke, Pete Martini, James L. Patterson, and Rickar D. Watkins for election. Each of the nominees currently serves as a director of PremierWest Bancorp.

          It is the intention of the persons named in the proxy to vote FOR the election of the nominees listed above. If any nominee is not available for election, the proxy will be voted by the individuals named in the proxy for such substitute nominee as the Board may designate. Management has no reason to believe any nominee will be unavailable.

          The Board recommends a vote FOR the election of all nominees.

Information Regarding Directors and Executive Officers

          Directors

          John L. Anhorn, age 58, has served as a director and as President and Chief Executive Officer of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since May 1998. Mr. Anhorn has more than 35 years of banking experience, and previously served as President of Western Bank until April 1997, when Western Bank merged into Washington Mutual Bank.

          Thomas Becker, age 49, has served as a director of PremierWest Bancorp since the merger with United Bancorp in 2000. Mr. Becker has been Executive Director of Rogue Valley Manor, a continuing care retirement community in Medford, Oregon since 1978. In 1990, he became the Chief Executive Officer of Pacific Retirement Services, Inc., the parent corporation of 28 organizations providing housing and services to over 3,000 seniors in Oregon, California and Texas. Mr. Becker is also a director of Lithia Motors, Inc., a public corporation headquartered in Medford, Oregon.

          John A. Duke, age 62, is a self-employed investment manager, and has served as Chairman of the Board of Directors of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since its organization in 1990.

          Don L. Hilton, age 64, served as a director of Timberline Bancshares from 1991 and Timberline Community Bank from 1981 until the completion of the merger with PremierWest in April. In April, Mr. Hilton joined the PremierWest Board of Directors. Mr. Hilton retired in 2000 from his position as Director of Dealer Development—North America for Sundowner Trailers, a manufacturer of horse and livestock trailers.

          Dennis N. Hoffbuhr, age 52, has served as a director of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since its formation in 1990. Mr. Hofbuhr is the owner and President of Hoffbuhr and Associates, Inc., a land surveying and land use planning firm in Medford, Oregon. Mr. Hoffbuhr is a registered land surveyor certified by the Oregon State Board of Engineering Examiners.

          Patrick G. Huycke, age 51, has served as a director of PremierWest since its inception in 1999, and its predecessor, Bank of Southern Oregon, since 1994. Mr. Huycke is an attorney with Huycke, Boyd & Maulding LLP. Mr. Huycke received his law degree from Willamette University and has practiced law for 23 years.

          Pete Martini, age 57, is President of Elk River Enterprises, a wood-products manufacturer. Mr. Martini served as a chairman of the board of directors of Douglas National Bank and United Bancorp from 1993 until its merger with PremierWest in May 2000.

          James L. Patterson, age 61, became a director of Bank of Southern Oregon in 1999 and continued as a director of PremierWest following its formation as a holding company of the bank. Mr. Patterson is a self-employed business consultant. He retired after serving for 34 years with Pacific Power.

          Rickar D. Watkins, age 55, is the President of a medical supply company he founded in 1974. Mr. Watkins served as a director of United Bancorp and Douglas National Bank since 1987, until its merger with PremierWest in May 2000.

          Executive Officers and Key Personnel

          In addition to Mr. Anhorn, whose information is set forth above, the age, business experience, and position of our executive officers is as follows:

          Richard R. Hieb, age 56, became a Director in 2000, and has served as Executive Vice President, Chief Operating Officer and Secretary of PremierWest since its formation in 1999 and of its predecessor, Bank of Southern Oregon since May 1998. Mr. Hieb has more than 35 years of experience in commercial banking, and previously served for 10 years as Executive Vice President and Chief Administrative Officer of Western Bank, which was acquired by and became a division of Washington Mutual Bank in April 1997.

          Bruce R. McKee, age 51, serves as the Chief Financial Officer of PremierWest Bancorp and Senior Vice President and Chief Financial Officer of PremierWest Bank. He is a certified public accountant licensed both in Oregon and California. Before joining PremierWest in December 1998, he served for six years as Chief Financial Officer and Director of Finance for a healthcare company located on the West Coast. Before that, he served for eleven years with Grant Thornton International, an international accounting and consulting firm providing consulting and audit services to over 150 financial institutions, including community banks, savings banks, and mortgage banking firms.

          Tammy D. Glass, age 41, has 20 years of experience in banking. Ms. Glass has been with Bank of Southern Oregon since its formation in 1990, and currently serves as Senior Vice President, Operations and Marketing.

          M. Neil Zick, age 58, has over 30 years of banking experience and serves as Executive Vice President and Chief Administrative Officer. Mr. Zick served as President, Chief Executive Officer and a director of United Bancorp and Douglas National Bank from 1998 until its merger with PremierWest in May 2000. Prior to that time, Mr. Zick served as Senior Vice President and Chief Financial Officer of United Bancorp and Douglas National Bank.

          Robert A. Johnson, age 62, serves as Senior Vice President and Client Credit Administrator of PremierWest Bank. He has been engaged in the banking business for 41 years, for 34 years with First Interstate Bank of Oregon and for 5 years thereafter with Western Bank, which was acquired by and became a division of Washington Mutual Bank in April 1997. Mr. Johnson was a regional credit administrator with Western Bank.

          Ronald T. Delude, age 64, serves as Senior Vice President of PremierWest Bank, and also serves as an executive officer of the bank’s subsidiaries, Premier Finance Co. and PremierWest Investment Co. Prior to joining PremierWest in September 2000, Mr. DeLude was Executive Vice President and Chief Operating Officer of West Coast Bank and President and Chief Executive Officer of Bank of Vancouver, an affiliate of West Coast Bank. Prior to joining West Coast Bank in 1998, Mr. DeLude was Senior Vice President and Regional Manager for Western Bank, now a division of Washington Mutual.

Meetings and Committees of the Board of Directors

          The Board of Directors met thirteen times during 2000, including one special meeting and twelve regular meetings. Except as described below, each director attended at least 75 percent of those meetings, as well as meetings of committees on which such director served. Mr. Hilton became a director shortly after the closing of the merger with Timberline Bancshares, Inc. on April 13, 2001.

          The Board of Directors has a standing Audit Committee that meets with our independent auditors to plan for and review the annual audit reports. The audit committee meets quarterly and is responsible for overseeing the internal controls of the company and the financial reporting process. The members of the audit committee are Directors James L. Patterson (Chairman), Dennis Hoffbuhr and Thomas Becker. Each member of the audit committee is independent, as independence is defined under Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The Board has adopted an audit committee charter, a copy of which is attached as Appendix A to this proxy statement. The audit committee charter provides that employees of the company are not eligible to serve on the audit committee. The charter further provides that at least one member shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board believes that each of the current members of the audit committee has employment experience that provides them with appropriate financial sophistication to serve on the audit committee.

          The Executive Committee reviews and oversees our planning and compensation strategies. On a monthly basis, the results of their meetings are reviewed with the entire Board of Directors. The committee consists of Directors John A. Duke (Chairperson), Patrick G. Huycke, Pete Martini and John L. Anhorn.

Director Compensation

          Each non-employee director received a fee of $300 per month in 2000. New director Don L. Hilton did not receive any fees. Mr. Anhorn did not receive additional compensation for his service on the Board or any of its Committees. PremierWest did not grant stock options to its directors in 2000.

Executive Compensation

          The following table shows compensation for services in all capacities for the fiscal years ended December 31, 2000, 1999, and 1998 for the President and Chief Executive Officer and any other executive officer who received compensation in excess of $100,000 during 2000, including salary and bonus.

                                                         SUMMARY COMPENSATION TABLE

                                      Annual Compensation
                                      -------------------
Name and Principal Position                                                      Securities          All
                                                                                 Underlying          Other
                                   Year          Salary         Bonus (1)          Options       Compensation
                                   ----          ------         ---------          -------       ------------
John L. Anhorn, President and      2000         $165,000          $32,000                -        $3,000 (2)
   Chief Executive Officer (3)
                                   1999         $152,000          $20,000                -        $3,000 (2)
                                   1998          $98,700                -           75,000        $1,500 (2)

Richard R. Hieb, Executive Vice    2000         $115,000          $27,500                -        $3,000 (2)
   President, Chief Operating
   Officer and Secretary (3)
                                   1999         $110,000          $15,000                -        $2,000 (2)
                                   1998          $58,000                -           60,000        $1,000 (2)

(1)	Includes amounts deferred at the election of the name executive officers pursuant to the 401(k) Plan of PremierWest.
(2)	Represents matching contributions of PremierWest under its 401(k) plan.
(3)	Mr. Anhorn and Mr. Hieb joined PremierWest effective May 1, 1998.

Executive Compensation Plans and Agreements

          Employment and Change of Control Agreements.

          PremierWest has an employment agreement with John Anhorn to serve as President and Chief Executive Officer. The term of the employment agreement is indefinite, and Mr. Anhorn's service is terminable at any time by PremierWest with or without cause. The employment agreement provides for an annual salary and other benefits, including health insurance coverage, paid vacation, participation in incentive compensation and 401(k) plans, use of a bank-owned vehicle, term life insurance, disability insurance and paid membership in a country club.

          The employment agreement also grants to Mr. Anhorn an option to acquire 75,000 shares of PremierWest common stock, which may be increased based on subsequent changes in the common stock of PremierWest Bank as a result of stock splits or stock dividends. If a change in control occurs before Mr. Anhorn completes 3 years of service, one half of the 75,000-share option grant vests. The entire option grant vests if a change in control occurs after 3 years. If Mr. Anhorn is terminated without cause, or if he terminates his service for cause, he will be entitled to severance in an amount equal to one year of his current base salary. If a change in control occurs, the severance payment will be reduced by any amounts he receives through ordinary compensation, noncompetition payments or other benefits payable by the acquiring company.

          The agreement also provides that Mr. Anhorn may not compete with PremierWest for a period of two years if he is terminated for cause or if he terminates his service without cause, provided PremierWest continues to pay Mr. Anhorn's annual salary for 2 years and maintains continued health insurance coverage until age 65 for Mr. Anhorn during the noncompetition period.

          PremierWest has an employment agreement with Rich Hieb to serve as Chief Operating Officer. The terms of Mr. Hieb's employment agreement are largely identical to those in Mr. Anhorn's employment agreement, except that Mr. Hieb's annual salary is $115,000 and his stock option grant gives him the right to acquire 60,000 shares, and his noncompete period is one year.

          PremierWest has entered into change of control agreements with Tammy Glass, Robert A. Johnson, Ronald T. DeLude, and Bruce McKee, providing for severance payments of one-year's salary if that person is terminated within one year of a change of control of the company.

Stock Option Plan

          PremierWest assumed the Bank of Southern Oregon 1992 Combined Incentive and Non-Qualified Stock Option Plan and the United Bancorp Stock Option Plan, as amended. The plans authorize the issuance of up to 734,189 shares upon exercise of options granted under the plans. Options can be either incentive stock options or non-qualified stock options. As of January 2, 2001, options to acquire 563,175 shares of PremierWest common stock were outstanding.

                                                  Options Granted in Last Fiscal Year
                    ------------------------------------------------------------------------------------------------- ---
                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                                Annual Rates of Stock
                                                                                                 Price Appreciation
                                             Individual Grants                                  for Option Term (1)
                    --------------------------------------------------------------------    -----------------------------

                       Number of          Percentage
                      Securities           of Total          Exercise
                      Underlying            Options            Price         Expira-tion
                    Options Granted       Granted to         (Dollars           Date           5%($)           10%($)
                                         Employees in       per Share)
                                          Fiscal Year
                    ----------------     --------------     ------------     -----------    ------------     ------------
John L. Anhorn                    -                  -                -               -               -                -
Richard R. Hieb                   -                  -                -               -               -                -

(1)	The potential realizable value of the options granted is calculated by multiplying the difference between the exercise price of the option and the market value per share of the underlying stock (assuming a 5% or 10%, as the case may be, compounded annual increase of the stock price from the date of grant to the final expiration of the option) by the number of shares underlying the options granted.
                           Aggregate Option Exercises Last Fiscal Year and Fiscal Year-End Option Values (1)
                                                       Number of Securities       Value of Unexercised In-the-Money
                                                      Underlying Unexercised          Options at FY-End ($) (2)
                                                       Options at FY-End (#)

                  Shares Acquired   Value Realized    Exercisable    Unexercisable   Exercisable        Unexercisable
                  on Exercise (#)
John L. Anhorn          -               -               22,500          52,500           -                   -
Richard R. Hieb         -               -               18,000          42,000           -                   -

(1)	None of the stock options held by Mr. Anhorn or Mr. Hieb are "in-the-money." In general, a stock option is "in-the-money" when the stock's fair market value exceeds the option exercise price. Value of unexercised options equals the estimated fair market value of a share acquirable upon exercise of an option at December 31, 2000, less the exercise price per share, multiplied by the number of shares acquirable upon exercise of the options. The stock options held by Mr. Anhorn and Mr. Hieb are exercisable at the price of $8.25 per share. PremierWest common stock is quoted on the OTC Bulletin Board, but it is not actively traded. Solely for purposes of the table and for no other purpose, PremierWest estimated the per share fair market value of the common stock at December 31, 2000 as $4.375, the closing price on December 29, 2000. This is an estimate only and does not necessarily reflect actual transactions.

Transactions with Directors and Officers

          PremierWest has deposit and lending relationships with its directors and officers, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. All of the loans are current and all required payments thereon have been made. As of December 31, 2000, the aggregate outstanding amount of all loans to officers and directors was approximately $7.0 million, which represented 24.7% of shareholders' equity on that date.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

          Section 16 of the Securities Exchange Act of 1934 requires that all executive officers, directors and persons who beneficially own more than 10 percent of the common stock file an initial report of their beneficial ownership of common stock and to periodically report changes in their ownership. The reports must be made with the Securities and Exchange Commission with a copy sent to us.

          Based solely upon our review of the copies of the Section 16 filings that we received with respect to the fiscal year ended December 31, 2000, we believe that all reporting persons made all required Section 16 filings with respect to such fiscal year on a timely basis.

STOCK PERFORMANCE GRAPH

          The graph below compares the yearly percentage change in the cumulative shareholder return on PremierWest's common stock during the three fiscal years ended December 31, 2000, with (a) the Total Return Index for The Nasdaq Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices, and (b) the Total Return Index for Nasdaq Bank Stocks as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1997, in PremierWest's common stock, and the comparison indices, and assumes the reinvestment of all cash dividends prior to any tax effect, and retention of all stock dividends.

          Prior to June 1999, PremierWest Bancorp Common Stock was not registered under Section 12 of the Exchange Act. PremierWest is quoted on the Over The Counter Bulletin Board and trading activity is limited. For purposes of computing return information for the periods being compared, the chart is based on price information for trades that were reported to PremierWest prior to June 1999. Price information from June 1999 to December 31, 2000, was obtained by using the OTCBB quote as of that date.

	12/31/1997	12/31/1998	12/31/1999	12/31/2000
PremierWest Bancorp	$100.00	$158.33	$114.67	$ 72.92
Nasdaq Bank Stocks	$100.00	$ 99.36	$ 95.51	$109.06
Nasdaq U.S.	$100.00	$141.02	$262.07	$157.68
S&P 500	$100.00	$129.03	$156.27	$142.34

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

           The following table sets forth the shares of PremierWest common stock beneficially owned as of March 15, 2001, by each director and each named executive officer, the director and executive officers as a group and those persons known to beneficially owned more than 5% of PremierWest's common stock:

                                                                    Number of Shares      Percentage
                                                                       Beneficially          Of
Name and Position                                                         Owned (1)         Class
-------------------------------------------------------------------------------------------------

John A. Duke, Chairman                                                    607,080 (2)       5.89%
John L. Anhorn, Director, CEO                                              39,180 (3)           *
Thomas Becker, Director                                                    48,024 (4)           *
Don L. Hilton, Director                                                   209,763 (5)       2.04%
Dennis N. Hoffbuhr                                                         47,568 (6)           *
Patrick G. Huycke, Director                                               108,434 (7)       1.05%
Pete Martini, Director                                                     52,629 (8)           *
Rickar D. Watkins, Director                                                44,193 (9)           *
James L. Patterson, Director                                               4,650 (10)           *
Richard R. Hieb, Chief Operating Officer                                  27,200 (11)           *

All directors and executive officers as a group (12 persons)           1,269,350 (12)      12.13%
*	Less than 1.0%.
(1)	Shares held directly with sole voting and investment power, unless otherwise indicated
(2)	Includes 605,820 shares held in John A. Duke Trust
(3)	Includes 2,000 shares held in 401(k) and 22,500 shares subject to options exercisable within 60 days.
(4)	Includes 15,768 shares subject to options exercisable within 60 days.
(5)	Includes 112,593 shares held by Don Lee Hilton Trust and 92,392 shares held in trust and 4,238 held as custodian for his children.
(6)	Includes 200 shares held by his spouse and 26,200 shares subject to options exercisable within 60 days
(7)	Includes 94,500 shares held by Profit Sharing Plan Trust and 2,400 shares subject to option exercisable within 60 days.
(8)	Includes 3,080 shares held by a corporation that Mr. Martini controls.
(9)	Includes 13,599 shares held by the Rickar D. Watkins Trust and 23,652 shares subject to option exercisable within 60 days.
(10)	Includes 300 shares held in IRA.
(11)	Includes 9,200 shares held in IRA and 18,000 shares subject to options exercisable within 60 days.
(12)	Includes 163,708 shares subject to options exercisable within 60 days.

Report of the Executive Committee on Executive Compensation

           The PremierWest Board of Directors does not have a compensation committee. The Executive Committee, consisting of John L. Anhorn, John A. Duke, Patrick G. Huycke, and Pete Martini performs the functions of a compensation committee. Mr. Anhorn does not participate in deliberations or voting on committee actions concerning his compensation.

          Compensation Objective

          PremierWest’s compensation policy is to align the interests of executive management with those of the shareholders. Key elements to the policy include:

  Set base compensation at a level to attract and retain competent executives.
  Establish incentive compensation plans that deliver bonuses based on the financial performance of the company.
  Provide significant equity based incentives for executives to ensure they are motivated over the long term to respond to the company's business challenges and opportunities, as owners rather than just employees.
          In setting executive compensation, the committee utilizes the foregoing criteria. The committee utilizes cash bonuses and grants of stock options under the Stock Option Plan to provide rewards and incentives for achieving the objectives of the Board of Directors for the year. Option grants are at the Board’s discretion and awarded to individual executive officers to provide incentives to increase shareholder value.

          Mr. Anhorn’s 2000 salary of $165,000 is commensurate with his experience and contributions to the improvement in the company’s performance since joining the company in 1998. The committee believes this level of compensation is appropriate in view of the company’s need to retain qualified management. Mr. Anhorn was granted stock options in that year as an incentive to improve the company’s performance, and received a cash bonus of $32,000 in 2000 in recognition of the increases in credit quality, asset growth and interest income.

          Submitted by the Executive Committee Members:

          John L. Anhorn
          John A. Duke (Chair)
          Patrick G. Huycke
          Pete Martini

AUDIT COMMITTEE REPORT

          The audit committee serves a vital function in overseeing the internal controls of the company and the financial reporting process, as well as ensuring that the audits of the company’s affairs are being conducted. Each of the members of the committee satisfies the definition of independent director as established by Nasdaq. In carrying out its duties, the audit committee:

  Reviews and discusses with management the scope of external audit activities and the audited financial statements of the company.
  Discusses with the company's independent auditors matters relating to the Statement on Auditing Standards No. 61.
  Receives disclosures from and discusses with the company's independent auditors, the auditor's independence in light of Independence Standards Board Standard No. 1.
  Makes a recommendation to the Board of Directors, based on the committee's review of the audited financial statements and its discussions with the company's independent auditors, as to whether the audited financial statements should be included in the company's annual report filed with the Securities and Exchange Commission on Form 10-K.
          The audit committee has reviewed and discussed with management the audited financial statements, and has discussed with the company’s independent auditors the matters required to be discussed by SAS 61. In addition, the audit committee has received written disclosures and a letter from the company’s independent auditor as required by ISB Standard No. 1, and has discussed with the company’s independent auditor the auditor’s independence.

          Based on the foregoing reviews, discussions, and disclosures, the audit committee has recommended the inclusion of the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

          Submitted by the Audit Committee Members:

                    James L. Patterson (Chair)
                    Thomas Becker
                    Dennis Hoffbuhr

Agenda Item 2. Other Business

          The Board knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.

          At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

PROXIES AND VOTING AT THE ANNUAL MEETING

          Each copy of this proxy statement sent to shareholders is accompanied by a proxy solicited by the Board of Directors for use at the 2001 annual meeting of shareholders and any adjournments thereof. Only holders of record of common stock at the close of business on April 28, 2001, are entitled to notice of, and to vote at, the meeting. Shareholders will vote on the election of directors and consider such other matters as may properly come before the meeting. Shares represented by properly executed proxies will be voted at the meeting in accordance with the instructions on the proxy. If no instructions are given, the shares represented thereby will be voted in favor of the persons nominated by the Board to serve as directors and in the discretion of the proxy holders on such other matters that may be considered at the meeting. Ballots and proxies will be counted by employees appointed by management.

          Execution of a proxy will not in any way affect a shareholder’s right to attend the meeting and vote. A proxy may be revoked by the shareholder of record prior to its exercise at the meeting by presentation of a proxy bearing a later date or by submitting a written revocation to Richard Hieb, Corporate Secretary, at PO Box 40, 503 Airport Road, Medford, Oregon 97501 before the meeting, or by oral request or submission of such an instrument of revocation at the meeting if the shareholder is present. However, a shareholder who attends need not revoke his or her proxy and vote in person unless he or she wishes to do so. Attendance at the meeting will not, of itself, revoke a proxy.

          If your shares are held in street name, you must give voting instructions to the nominee holder. If your shares are held in street name, you must contact the nominee holder of the shares to revoke a proxy or to change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held in street name.

          Shareholders are requested to complete, date, and sign the accompanying proxy and return it promptly in the envelope provided even if they are planning to attend the meeting.

          Our authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. As of April 28, 2001, there were approximately 10,300,000 shares of common stock issued and outstanding and entitled to vote at the meeting, held by approximately 1,100 shareholders of record, and no shares of preferred stock issued and outstanding. As of April 28, 2001 directors, executive officers, and principal shareholders, together with their affiliates, had beneficial ownership of 1,269,350 shares, of which 1,105,642 shares are entitled to vote.

          A majority of the outstanding shares of common stock must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business. Shares that are not represented in person or by proxy may not be counted toward a quorum or in favor of any proposition. Shares represented at the meeting, in person or by proxy, will be counted toward a quorum, and thereafter, an abstention from a given matter will not affect the presence of the shares as to determination of a quorum. Other than the election of directors, any action to be taken by the shareholders must receive the affirmative vote of the majority of shares represented at the meeting. An abstention from approval of any matter will not be counted as a vote in favor of that matter and, except in the election of directors, will thus have the effect of a vote against that matter. An abstention with respect to the election of directors will have no effect as a vote for or against any nominee, because the directors are elected by a plurality of the votes cast; nominees receiving the most votes will be elected. Each share is entitled to one vote. Shareholders do not have the right to accumulate votes for directors.

INFORMATION AVAILABLE TO SHAREHOLDERS

          Our annual report is being mailed to shareholders with this proxy statement. Additional copies of the Annual Report may be obtained without charge by writing to Bruce R. McKee, Investor Relations, PremierWest Bancorp, PO Box 40, 503 Airport Road, Medford, Oregon 97501. PremierWest Bank, formerly known as Bank of Southern Oregon, was required to file periodic reports and other information with the FDIC pursuant to the Securities Exchange Act of 1934 and the rules thereunder. The reporting obligations of Bank of Southern Oregon became our obligations with the reorganization of the bank as our subsidiary, in May 8, 2000. Our reports are filed with the SEC.

          Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC’s internet web site at www.sec.gov.

          Copies of the public portions of reports to the FDIC may be inspected and copied at the office of the FDIC, 550 17th St. N.W., Washington, D.C. Certain financial information filed by the bank with the FDIC is available electronically at the FDIC’s internet web site at www.fdic.gov.

INDEPENDENT PUBLIC ACCOUNTANTS

          Symonds Evans & Company, P.C., independent Certified Public Accountants, audited the consolidated financial statements of the Company for the year ended December 31, 2000. Representatives of Symonds Evans & Company, P.C., are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions.

Audit Fees

          Symonds Evans & Company, P.C., billed us aggregate fees of approximately $60,000 for professional services rendered for the audit of our annual financial statements and for the reviews of the financial statements included in our Forms 10-Q for the fiscal year ended December 31, 2000.

Financial Information Systems Design and Implementation Fees

          Symonds Evans & Company, P.C., did not perform any financial information system design or implementation work for us during the fiscal year ended December 31, 2000.

All Other Fees

          Symonds Evans & Company, P.C., billed us aggregate fees of $40,000 for all other professional services rendered for the fiscal year ended December 31, 2000.

          Our Audit Committee considered whether, and has determined that, the provision of these other professional services is compatible with maintaining the independent auditor’s independence.

PROPOSALS OF SHAREHOLDERS

          Any shareholder who wishes to submit a proposal for consideration at the next annual meeting must submit the proposal no later than January 22, 2002.

APPENDIX A

PREMIERWEST BANCORP

CHARTER OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Membership

          As permitted by the Bylaws of the Company, the Board of Directors of PremierWest Bancorp has elected to select a committee of the Board of Directors to be called the “PremierWest Bancorp Audit Committee.” The Audit Committee will consist of not less than three members of the Board of Directors, one of whom will be designated to serve as Chairperson. Members of the Audit Committee may be appointed from time to time by the Board and will be appointed or re-appointed at its first meeting following the Annual Meeting of the Shareholders of the Company. Members of the Audit Committee will serve a similar function for each of the Company’s subsidiaries. At the conclusion of each meeting, management will be excused for additional comments from the auditors if necessary. At least one member shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Meetings

          The Audit Committee will meet at such times as the Committee Chairperson shall determine or any Committee member may reasonably request. Minutes of the Audit Committee shall be prepared and a copy provided to all members of the Committee, the Board of Directors and the Secretary of the Company and such subsidiaries for whom the Audit Committee may be performing its services.

Purpose

          The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

  Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.
  Monitor the independence and performance of the Company’s independent auditors and internal auditors.
  Provide an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors.
Access to Audit Committee Members

          As the Audit Committee serves a vital function in ensuring that the books and records of the Company and its subsidiary banks accurately reflect its condition and operations, auditors of the Company, as well as any employee of the Company or its subsidiaries, shall have direct access to the Audit Committee to discuss the results of any examination, the adequacy of internal accounting controls and the integrity of the financial reports.

Selection of Independent Accountants

          Management of the Company may, from time to time, recommend the selection of independent auditors to conduct an audit of the Company’s financial statements. The Audit Committee will consider the selection and provide a recommendation to the full Board of Directors as to the formal approval and engagement of the Company’s independent auditors.

Regulatory Examinations

          The Audit Committee will review all regulatory examinations of federal and state banking regulatory agencies for the Company and its subsidiaries, including management’s response to such examinations.

Audit Review

          The Audit Committee will meet periodically with management, the Company’s internal audit staff and representatives of the Company’s independent auditors to ensure that appropriate audits of the Company’s affairs are being conducted. The Audit Committee will review with management and staff any audit plans submitted to the Company and the recommendations contained in and the appropriate response to any Management Letter or Letter of Recommendation issued by the Company’s independent accountants as a result of any audit conducted.

          Further, for fiscal year 2000 and forward, the Audit Committee shall:

  Review and discuss with management the scope of internal and external audit activities and the audited financial statements of the Company.
  Discuss with the Company's auditors matters relating to the Statement on Auditing Standard No. 61.
  Secure disclosures from and discuss with the Company's auditors, the auditor's independence in light of Independence Standards Board Standard No. 1.
  Issue a statement to the Board of Directors whether, based upon the review and discussions identified above, the committee recommends that the audited financial statements be included in the Company Annual Report filed with the SEC on Form 10-K.
  Submit a report as required by Item 306 of Regulation S-K for inclusion in the Company's Proxy Statement in connection with its annual shareholders meeting.
  Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

Reports to the Full Board of Directors

          The Chairperson shall report to the full Board of Directors a summary of the Audit Committee’s activities and may submit or refer to the full Board any matter which the Committee believes warrants the attention of the Board of Directors.